Exhibit 99.1

NEWS RELEASE

DEL MONTE CORPORATION ANNOUNCES

EXPIRATION OF EXCHANGE OFFER

SAN FRANCISCO, July 9, 2010 — Del Monte Corporation, a wholly-owned subsidiary of Del Monte Foods Company (NYSE:DLM), announced that it has completed its exchange offer to exchange up to $450.0 million principal amount of newly issued 7 1/2% Senior Subordinated Notes due 2019, registered under the Securities Act of 1933, for a like principal amount of its outstanding, privately placed 7 1/2% Senior Subordinated Notes due 2019. The newly issued notes are guaranteed on a subordinated basis by Del Monte Foods Company.

$450.0 million aggregate principal amount, or 100%, of the privately placed 7 1/2% Senior Subordinated Notes due 2019 were exchanged in the exchange offer and were accepted by Del Monte Corporation. The exchange offer expired at 5:00 p.m. New York City time on July 2, 2010.

The outstanding, privately placed notes were issued in October 2009. Del Monte Corporation made the exchange offer to satisfy its obligations under the registration rights agreement relating to the outstanding, privately placed notes in which Del Monte Corporation committed to use its commercially reasonable efforts to issue notes pursuant to a registration under the Securities Act of 1933, which notes generally can be publicly traded, in exchange for the outstanding, privately placed notes, which are subject to certain transfer restrictions. The exchange offer did not affect Del Monte’s outstanding debt levels, as new notes issued pursuant to the registration under the Securities Act were issued only upon cancellation of a like amount of currently outstanding notes.

This announcement is not an offer to sell any securities, nor a solicitation of any offer to buy or exchange any securities. The exchange offer was made solely pursuant to Del Monte’s prospectus dated June 4, 2010, including any supplements thereto.

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About Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2010. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry-Outs® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.™

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Christina Um Del Monte Foods (415) 247-3382 investor.relations@delmonte.com

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